                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

                                 Date of Report

               (Date of earliest event reported): October 4, 2006

                                   UTG, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                          0-16867                            20-2907892
(State or other jurisdiction of      (Commission File Number)      (I.R.S. Employer Identification No.)
incorporation or organization)

                            5250 South Sixth Street
                          Springfield, Illinois 62703
             (Address of principal executive offices and zip code)

                                 (217) 241-6300

              (Registrant's telephone number, including area code)

                                 Not Applicable
         (Former name or former address, if changed since last report)

     Check the  appropriate  box below if the Form 8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

Written communications pursuant to Rule 425 under the Securities Act

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 - Registrant's Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

On October 2,  2006, UTG, Inc.'s 100% owned subsidiary,  Universal Guaranty Life
Insurance Company ("UG"), entered into a Real Estate Purchase and Sale Agreement for the sale of real estate  currently  owned.  The sale is expected to close by
May 31, 2007 and is contingent upon buyer's inspection period.

UG is a 100% owned subsidiary of UTG, Inc., which owns for investment  purposes, a property  consisting of a 107,602 square foot,  four-story  building and 6,897 square foot attached supporting services building, totaling 114,499 square feet, in Springfield, Illinois.

The total sale price of the  property is  $ 3,300,000,  with  $ 100,000  earnest money due within five days of the execution of the real estate purchase and sale agreement and the balance paid at the closing of the sale.  Beginning October 2,
2006 and  continuing  for two hundred  and ten days  thereafter,  an  inspection period  commences  which  allows the buyer to inspect the  property  and conduct feasibility  studies to  determine  if the  property is suitable for the buyer's intended use. If the buyer terminates the agreement during the first thirty days of the  inspection  period,  the earnest money is refunded to the buyer.  If the agreement  is  terminated  after  thirty  days,  but before the one  hundred and twenty-one  days,  half of the earnest  money is  refunded to the buyer.  If the buyer  terminates the agreement after one hundred and twenty days, the sum total of the earnest money shall be paid to the Company.

Should the sale be consummated,  the Company will record a realized gain, net of taxes, of approximately $ 2,100,000, or $ 0.54 per common share outstanding.

                                   SIGNATURES

     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the
Registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

                                   UTG, INC.

Date:  October 4, 2006     By:  /s/ Theodore C. Miller
                                Theodore C. Miller
                                Senior Vice President and Chief Financial Officer